Exhibit 99_I

SEWARD & KISSEL LLP

901 K Street, NW

Washington, DC 20001

Suite 800

Telephone: (202) 737-8833

Facsimile: (202) 737-5184

www.sewkis.com

September 28, 2015

AB Cap Fund, Inc.

1345 Avenue of the Americas

New York, New York 10105

Ladies and Gentlemen:

We have acted as counsel for AB Cap Fund, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares, par value $.0001 per share, of Class A Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Advisor Class Common Stock, as applicable, (each a “Class” and collectively, the “Shares”) of AB Multi-Manager Alternative Strategies Fund and AB Long/Short Multi-Manager Fund, each a portfolio of the Company (the “Portfolios”). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Company, we have reviewed the Post-Effective Amendment to the Company’s Registration Statement on Form N-1A (as so amended, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) to become effective on October 1, 2015, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly

AB Cap Fund, Inc.

September 28, 2015

authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “General Information—Counsel” in Part B thereof.

Very truly yours,
/s/ Seward & Kissel LLP